Exhibit 99
                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:   Terrance M. McCarthy             Lisa K. Vansickle
            President and                    Senior Vice President and
            Chief Executive Officer          Chief Financial Officer
            First Banks, Inc.                First Banks, Inc.
            (314) 592-5000                   (314) 592-5000


Traded:     NYSE
Symbol:     FBSPrA  - (First Preferred Capital Trust IV, an affiliated  trust of
            First Banks, Inc.)

FOR IMMEDIATE RELEASE:

      First Banks, Inc. Announces Fourth Quarter And Year-End 2007 Results

         St. Louis, Missouri, January 23, 2008. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $3.3 million for the three months ended December 31, 2007, compared to earnings of $15.0 million for the three months ended September 30, 2007, and $30.9 million for the three months ended December 31, 2006. The Company reported earnings of $57.2 million for the year ended December 31, 2007, compared to $111.7 million in 2006. The financial results for the three months and year ended December 31, 2007 compared to the three months and year ended December 31, 2006 reflect the following:

          >> A provision for loan losses of $49.0 million and $75.0 million for the three months and year ended December 31, 2007, respectively, compared to $4.0 million and $12.0 million for the comparable periods in 2006;

          >> A decline in the net interest margin to 3.91% and 4.07% for the three months and year ended December 31, 2007, respectively, compared to 4.27% and 4.36% for the comparable periods in 2006;

          >> Gain on loans sold and held for sale of $2.0 million and $14.1 million for the three months and year ended December 31, 2007, respectively, compared to $8.5 million and $26.0 million for the comparable periods in 2006;

          >> Noninterest expense of $89.6 million and $344.3 million for the three months and year ended December 31, 2007, respectively, compared to $82.9 million and $319.2 million for the comparable periods in 2006; and

          >> A provision (benefit) for income taxes reflecting an income tax benefit of $20.0 million and income tax expense of $10.2 million for the three months and year ended December 31, 2007, respectively, compared to income tax expense of $12.6 million and $55.1 million for the comparable periods in 2006.

         Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "We faced a very challenging banking environment throughout 2007 with the decline in the real estate market and compression in our net interest margin. While we believe we have aggressively addressed these risks from a financial and risk management perspective, we anticipate 2008 will also be a challenging year until the real estate market recovers and our net interest margin stabilizes. We did, however, implement a number of steps to improve our operating performance in the future through certain profit improvement initiatives. In addition, we entered the Florida marketplace with our acquisition of Coast Financial Holdings, Inc. and its wholly owned subsidiary, Coast Bank of Florida (collectively, "Coast"), on November 30, 2007. The acquisition of Coast provides us with a strong retail branch presence in Florida and additional growth opportunities in future periods."

         Net interest income was $94.0 million and $383.5 million for the three months and year ended December 31, 2007, respectively, compared to $98.7 million and $384.4 million for the comparable periods in 2006. Net interest margin declined to 3.91% and 4.07% for the three months and year ended December 31, 2007, compared to 4.27% and 4.36% for the same periods in 2006. The decrease in net interest margin primarily resulted from an increase in higher priced deposits driven by competitive conditions within the Company's markets as well as competitive pressures on loan yields. The average rates paid on interest-bearing deposits increased 3 and 46 basis points to 3.60% and 3.67% for the three months and year ended December 31, 2007, respectively, compared to 3.57% and 3.21% for the same periods in 2006, while the average yield earned on interest-earning assets decreased 31 basis points to 7.17% for the three months ended December 31, 2007 and increased 10 basis points to 7.41% for the year ended December 31, 2007, compared to 7.48% and 7.31% for the same periods in 2006.

         The provision for loan losses increased to $49.0 million and $75.0 million for the three months and year ended December 31, 2007, respectively, compared to $4.0 million and $12.0 million for the comparable periods in 2006. The increase in the provision for loan losses was primarily driven by increased net loan charge-offs and a decline in asset quality related to the Company's one-to-four family residential mortgage and land acquisition, development and construction loan portfolios. The allowance for loan losses was $168.4 million at December 31, 2007, compared to $145.7 million at December 31, 2006, representing 1.90% of loans, net of unearned discount, at both dates. The Company recorded net loan charge-offs of $32.3 million and $66.8 million for the three months and year ended December 31, 2007, respectively, compared to net loan charge-offs of $7.6 million and $6.8 million for the comparable periods in 2006. Net loan charge-offs for the three months and year ended December 31, 2007 include $20.5 million and $40.9 million, respectively, of net charge-offs associated with the Company's one-to-four family residential loan portfolio. The Company sold $59.6 million of nonperforming one-to-four family residential mortgage loans during 2007, resulting in total charge-offs of $23.3 million, of which $14.5 million was recorded in the fourth quarter. Net loan charge-offs also include charge-offs of $7.6 million recorded during the third quarter of 2007 associated with the sale of certain commercial loans which resulted in sales proceeds of $33.5 million. Mr. McCarthy commented, "Throughout 2007, we encountered considerable distress in our one-to-four family residential loan portfolio as a result of the unstable market conditions surrounding sub-prime loan products. We took aggressive steps throughout 2007 to mitigate our risk to sub-prime loans, including discontinuing the origination and sale of these loans in early 2007 as well as consummating three loan sales. We also continue to see declining market conditions in our land acquisition, development and construction loan portfolio, particularly in Northern California, resulting in increased developer inventories, slower lot and home sales, and declining market values. All of these factors have led to increased risk in our loan portfolio thereby contributing to a significant increase in our provision for loan losses."

         Nonperforming loans were $202.2 million, or 2.28% of loans, net of unearned discount, at December 31, 2007, compared to $48.7 million, or 0.64% of loans, net of unearned discount, at December 31, 2006. The increase in nonperforming loans is primarily due to an increase in nonperforming loans in the Company's Northern California real estate portfolio to $99.2 million at December 31, 2007 from $7.9 million at December 31, 2006. The other primary factor contributing to the increase is the Coast acquisition, which added nonperforming loans of $45.1 million. Nonperforming residential mortgage loans, excluding Coast, were $26.4 million at December 31, 2007, and included $6.6 million of sub-prime loans, which represented approximately 12.1% of the Company's remaining $54.8 million sub-prime residential mortgage loan portfolio. Mr. McCarthy commented, "We have made substantial efforts to appropriately capture the problem loans within our loan portfolio. We expect our nonperforming loans to remain at higher-than-historical levels for the next few quarters but are focused on reducing the level of such loans throughout 2008."

         Noninterest income decreased to $27.8 million and $103.3 million for the three months and year ended December 31, 2007, respectively, compared to $31.6 million and $112.9 million for the comparable periods in 2006, primarily resulting from a decline in mortgage banking revenues including significantly reduced gains on loans sold and held for sale. The gain on loans sold and held for sale decreased to $2.0 million and $14.1 million for the three months and year ended December 31, 2007, respectively, compared to $8.5 million and $26.0 million for the same periods in 2006, due primarily to a decrease in the volume of loans originated and sold. The decrease in volume is primarily attributable to the discontinuation of the origination and subsequent sale of sub-prime loans in February of 2007. The overall decline in noninterest income was partially offset by increased revenue from service charges on deposits and customer service fees generated by higher deposit levels and changes in the overall mix of the Company's deposit portfolio; increased insurance fee and commission income generated through the Company's subsidiaries purchased in March and May of 2006; a gain on the sale of the Company's Denton and Garland, Texas branches of $1.0 million completed in the third quarter of 2007; and a decrease in losses on sales of investment securities.

         Noninterest expenses increased to $89.6 million and $344.3 million for the three months and year ended December 31, 2007, respectively, compared to $82.9 million and $319.2 million for the same periods in 2006. First Banks' acquisition and de novo expansion activities during 2006 and 2007 added an aggregate of 46 branch offices. Mr. McCarthy commented, "We have been focused on controlling our noninterest expenses despite the significant expansion of our banking franchise during 2006 and 2007 through the acquisition of banks and other financial service companies in our key markets and the opening of eight de novo branch offices during 2007. Our efficiency ratio improved from 71.75% for the first quarter of 2007 to 69.89% and 67.79% for the second and third quarters of 2007, respectively, before increasing to 73.56% during the fourth quarter of 2007 as a result of the acquisition of Coast and certain other nonrecurring expenses incurred in the fourth quarter primarily related to profit improvement initiatives and other items. Despite the significant expansion of our banking franchise, we were able to reduce salaries and benefits expense levels by 4.4% for the fourth quarter of 2007 compared to the same period last year, and overall, these expenses increased by a modest 3.4% in 2007 compared to 2006. We are working on additional profit improvement initiatives aimed at reducing the level of our noninterest expenses throughout 2008." The primary increases in noninterest expenses included occupancy and furniture and equipment expenses, which increased to $14.7 million and $52.4 million, from $12.0 million and $43.9 million, respectively; and amortization of intangible assets, which increased to $3.1 million and $12.4 million, from $2.8 million and $8.2 million, respectively.

         The Company recorded a benefit for income taxes of $20.0 million for the three months ended December 31, 2007, and a provision for income taxes of $10.2 million for the year ended December 31, 2007, compared to provisions for income taxes of $12.6 million and $55.1 million for the comparable periods in 2006. The decrease in the provision (benefit) for income taxes is primarily due to reduced earnings for the three months and year ended December 31, 2007 compared to the same periods in 2006 as well as the reversal of a portion of the Company's deferred tax asset valuation allowance during the three months ended December 31, 2007 which had the effect of reducing the provision (benefit) for income taxes by $10.7 million. The reversal of the deferred tax asset valuation allowance was necessitated by a reduction in the allowance for loan losses allocated to certain loans acquired in 2004 as a result of final resolution of the loans through repayment, sale or other means.

         Total assets increased $738.6 million to $10.90 billion at December 31, 2007, from $10.16 billion at December 31, 2006. The Company's acquisition of Royal Oaks Bancshares, Inc. ("Royal Oaks") on February 28, 2007, provided $206.9 million in assets and six branch banking offices. The Company's acquisition of Coast on November 30, 2007 provided $660.4 million in assets and 20 branch banking offices. Loans, net of unearned discount, increased to $8.88 billion at December 31, 2007, from $7.67 billion at December 31, 2006, reflecting internal growth and the addition of $175.5 million and $518.0 million of loans associated with the acquisitions of Royal Oaks and Coast, respectively.

         Total liabilities increased $671.6 million to $10.03 billion at December 31, 2007 from $9.36 billion at December 31, 2006. Deposits increased to $9.15 billion at December 31, 2007, from $8.44 billion at December 31, 2006, primarily as a result of growth in savings and money market deposits through enhanced product campaigns and growth in certificates of deposit resulting from the Coast acquisition, partially offset by a decline in checking accounts. The acquisitions of Royal Oaks and Coast provided deposits of $159.1 million and $628.1 million, respectively. Subordinated debentures increased $55.8 million primarily due to three separate issuances of trust preferred securities during the third quarter of 2007 aggregating $51.5 million. The Company also reduced its notes payable by $26.0 million during 2007.

         Total stockholders' equity increased to $867.5 million at December 31, 2007 from $800.4 million at December 31, 2006. The increase reflects net income of $57.2 million, a cumulative effect of change in accounting principle of $2.5 million, and a decrease in accumulated other comprehensive loss of $8.1 million, partially offset by dividends of $786,000.

         First Banks had assets of $10.90 billion at December 31, 2007 and currently operates 218 branch banking offices in California, Florida, Illinois, Missouri and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking
                                       ------------------
statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.


                                                FIRST BANKS, INC.
                                                FINANCIAL SUMMARY
                                      (in thousands, except per share data)
                                                   (unaudited)


                                               Selected Operating Data


                                                         Three Months Ended                         Year Ended
                                             ------------------------------------------    ----------------------------
                                              December 31,  September 30,  December 31,     December 31,   December 31,
                                                  2007          2007           2006             2007           2006
                                                  ----          ----           ----             ----           ----
Interest income.............................   $172,662        178,105        173,046          699,913        646,304
Interest expense............................     78,688         80,259         74,334          316,461        261,862
                                               --------       --------       --------         --------       --------
   Net interest income......................     93,974         97,846         98,712          383,452        384,442
Provision for loan losses...................     49,000         17,000          4,000           75,000         12,000
                                               --------       --------       --------         --------       --------
   Net interest income after provision
     for loan losses........................     44,974         80,846         94,712          308,452        372,442
                                               --------       --------       --------         --------       --------

Noninterest income..........................     27,809         26,840         31,573          103,269        112,943
Noninterest expense.........................     89,585         84,529         82,877          344,250        319,216
                                               --------       --------       --------         --------       --------
   Income (loss) before provision (benefit)
     for income taxes and minority interest
     in income (loss) of subsidiary.........    (16,802)        23,157         43,408           67,471        166,169
Provision (benefit) for income taxes........    (19,970)         8,087         12,610           10,159         55,062
                                               --------       --------       --------         --------       --------
   Income before minority interest in
     income (loss) of subsidiary............      3,168         15,070         30,798           57,312        111,107
Minority interest in income (loss)
     of subsidiary..........................        (97)            74           (147)              78           (587)
                                               --------       --------       --------         --------       --------

   Net income...............................   $  3,265         14,996         30,945           57,234        111,694
                                               ========       ========       ========         ========       ========

Basic earnings per common share.............   $ 126.91         625.48       1,296.75         2,385.68       4,687.38
                                               ========       ========       ========         ========       ========

Diluted earnings per common share...........   $ 126.91         623.84       1,285.63         2,379.45       4,630.72
                                               ========       ========       ========         ========       ========


                                               Selected Financial Data


                                                                       December 31,   September 30,  December 31,
                                                                           2007           2007           2006
                                                                           ----           ----           ----

Total assets.........................................................  $10,897,360     10,272,036     10,158,714
Investment securities................................................    1,019,271      1,165,517      1,464,946
Loans, net of unearned discount......................................    8,883,254      8,132,773      7,666,481
Allowance for loan losses............................................      168,391        140,165        145,729
Goodwill and other intangible assets.................................      315,651        314,084        295,382
Deposits.............................................................    9,149,193      8,622,345      8,443,086
Other borrowings.....................................................      376,123        310,772        373,899
Notes payable........................................................       39,000         10,000         65,000
Subordinated debentures..............................................      353,752        353,733        297,966
Stockholders' equity.................................................      867,488        856,861        800,435
Nonperforming assets.................................................      213,448        102,650         55,163


                                              Selected Financial Ratios


                                                         Three Months Ended                        Year Ended
                                             ------------------------------------------   ----------------------------
                                              December 31,  September 30,  December 31,    December 31,   December 31,
                                                  2007          2007          2006             2007           2006
                                                  ----          ----          ----             ----           ----

Return on average assets....................      0.12%         0.58%         1.23%            0.55%          1.16%
Return on average equity....................      1.50          7.06         15.76             6.83          15.26
Net interest margin.........................      3.91          4.12          4.27             4.07           4.36
Efficiency ratio............................     73.56         67.79         63.61            70.73          64.18
Tangible efficiency ratio...................     71.00         65.27         61.50            68.18          62.53
